EXHIBIT 10V

LETTER FROM THE COMPANY TO RICHARD A. MORIN REGARDING STOCK OPTION AGREEMENTS

Mr. Richard A. Morin

Chief Financial Officer Cognex Corporation One Vision Drive Natick, MA 01760

Dear Dick:

This is to inform you that on June 17, 2008, the Compensation Committee took action to amend your outstanding options to acquire shares of common stock of Cognex Corporation (the “Corporation”) as follows:

The following provisions were deleted:

“In the event of a corporate transaction, including a merger or reorganization, whereby the holders of the outstanding shares of common stock of the Corporation before the transaction fail to have a beneficial interest of 51 percent or more of the shares of outstanding common stock of the Corporation or its successor (or its ultimate parent) after the consummation of the transaction, and within 12 months of the consummation of the transaction, your employment is involuntarily terminated, all your outstanding options to acquire shares of common stock of the Corporation shall become immediately vested and fully exercisable. For purposes hereof, your employment is considered to be involuntarily terminated if the Corporation or its successor terminates your employment without Cause or you resign your employment for Good Reason.

The term “Cause” shall mean (i) your willful and continued failure to perform substantially your duties with the Corporation (other than any failure resulting from incapacity due to physical or mental illness), after a written demand of performance is delivered to you by the Board or the Chief Executive Officer of the Corporation which identifies the manner in which the Board or Chief Executive Officer believes that you have not substantially performed your duties; or (ii) your willful engagement in illegal conduct or gross misconduct which is materially injurious to the Corporation.

The term ‘Good Reason’ shall mean (i) a material diminution in your duties or responsibilities, excluding for this purpose any diminution related solely to the Corporation ceasing to be a reporting company for purposes of the Securities Exchange Act of 1934, or (ii) the Corporation’s requiring you to be based at any office or location that is more than fifty (50) miles from your current office.”

The following provision was added:

“In the event of a corporate transaction, including a merger or reorganization, whereby the holders of the outstanding shares of common stock of the Corporation before the transaction fail to have a beneficial interest of 51 percent or more of the shares of outstanding common stock of the Corporation or its successor (or its ultimate parent) after the consummation of the transaction, all your outstanding options to acquire shares of common stock of the Corporation shall become vested and fully exercisable immediately prior to the consummation of the transaction.”

All your Stock Option Agreements with the Corporation are deemed amended in accordance with the foregoing.

Sincerely yours,

/s/ Reuben Wasserman
Reuben Wasserman
Chairman, Compensation Committee Cognex Corporation